Exhibit 99.1

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Third Quarter Ended September 26, 2015; Announces

Expansion and Extension of Stock Repurchase Program

Third Quarter Highlights:

•	Sales increased 7% to a record $210.9 million.

•	EPS increased 7% to $0.73 per diluted share.

•	Introduced over 1,700 new products, bringing year to date total to almost 3,500 (up 16%)

COLMAR, PENNSYLVANIA (October 28, 2015) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the third quarter ended September 26, 2015 of $210.9 million, an increase of 7% from $197.8 million in the third quarter of 2014. Diluted earnings per share for the third quarter ended September 26, 2015 increased 7% to $0.73 per share from $0.68 per share in 2014.

“As expected, sales growth rates improved during the third quarter despite the fact that last year’s third quarter results included approximately $10 million in customer stock-up orders prior to our ERP conversion. Sales growth excluding the impact of these orders was 12%. Sales growth was driven by revenues from new products along with a return to more normalized buying patterns from a large customer that had been reducing inventory,” said Matt Barton, President and Chief Executive Officer. “Additionally, we saw an improvement in sell through growth rates compared to the second quarter, which we expect to continue during the fourth quarter.”

Gross profit margin was 38.3% for the third quarter ended September 26, 2015 compared to 38.4% for the same period last year. Selling, general and administrative expenses increased 6% to $39.6 million during the quarter. SG&A increases were primarily the result of higher variable costs associated with the 7% sales growth and additional investments in product development.

For the nine months ended September 26, 2015, sales increased 4% over the comparable prior year period to $598.1 million from $577.5 million in 2014. Diluted earnings per share in 2015 increased 1% to $1.98 from $1.96 in the same period in 2014. Operating cash flow increased to $57.5 million for the first nine months of 2015 compared to $47.4 million in the first nine months of 2014.

“As we look forward to 2016, despite increased competitive pressures, we expect to deliver revenue and profit growth in the mid-single digit range,” continued Mr. Barton. “We remain bullish on the long-term outlook for the business. We will continue to invest in our new product development capabilities in both the automotive aftermarket and adjacent markets. These investments will result in more new products and additional growth opportunities for our customers.”

The Company also announced that its Board of Directors has approved an expansion and extension to the on-going share repurchase program. Under the expansion, the Board of Directors has authorized an increase to the share repurchase program from $100 million to $150 million. In connection with the expansion, the Board of Directors has extended the program from December 31, 2015 to December 31, 2016. During the third quarter ended September 26, 2015, Dorman repurchased 89,100 shares of its common stock for $4.4 million, at an average price of $49.55 per share. During the first nine months of 2015, the Company has repurchased 122,000 shares of its common stock for $5.9 million, at an average price of $48.77 per share.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2014. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/26/15	Pct.	9/27/14	Pct.
Net sales	$210,928	100.0	$197,796	100.0
Cost of goods sold	130,134	61.7	121,915	61.6
Gross profit	80,794	38.3	75,881	38.4
Selling, general andadministrative expenses	39,554	18.7	37,405	18.9
Income from operations	41,240	19.6	38,476	19.5
Interest expense, net	48	0.1	58	0.1
Income before income taxes	41,192	19.5	38,418	19.4
Provision for income taxes	15,132	7.1	13,882	7.0
Net income	$26,060	12.4	$24,536	12.4

Diluted earnings per share	$0.73		$0.68

Weighted average diluted shares outstanding	35,575		36,024

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/26/15	Pct.	9/27/14	Pct.
Net sales	$598,123	100.0	$577,495	100.0
Cost of goods sold	367,866	61.5	357,011	61.8
Gross profit	230,257	38.5	220,484	38.2
Selling, general andadministrative expenses	118,470	19.8	108,361	18.8
Income from operations	111,787	18.7	112,123	19.4
Interest expense, net	152	—	160	—
Income before income taxes	111,635	18.7	111,963	19.4
Provision for income taxes	41,093	6.9	40,632	7.0
Net income	$70,542	11.8	$71,331	12.4

Diluted earnings per share	$1.98	—	$1.96	—

Weighted average diluted shares outstanding	35,611	—	36,372	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	9/26/15	12/27/14
Assets:
Cash and cash equivalents	$79,321	$47,656
Accounts receivable	199,257	206,035
Inventories	195,250	173,523
Deferred income taxes	26,414	25,103
Prepaid expenses	3,544	3,147
Total current assets	503,786	455,464
Property & equipment	86,308	82,270
Goodwill and other intangible assets	29,914	29,989
Other assets	19,297	12,645
Total assets	$639,305	$580,368

Liabilities & Shareholders’ Equity:
Accounts payable	$58,983	$59,541
Accrued expenses and other	28,046	31,292
Total current liabilities	87,029	90,833
Other long-term liabilities	4,706	4,822
Deferred income taxes	21,501	22,652
Shareholders’ equity	526,069	462,061
Total Liabilities and Equity	$639,305	$580,368

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		39 Weeks (unaudited)
	9/26/15	9/27/14	9/26/15	9/27/14
Depreciation, amortizationand accretion	$4,143	$3,165	$11,739	$9,001
Capital expenditures	$5,518	$7,114	$16,534	$22,992